Offer by
Federated Premier Municipal Income Fund
(the “Fund”)

To Purchase for Cash
Up to 100% of Its Outstanding Preferred Shares
(Designated Auction Market Preferred Shares, Series A)

THE FUND’S OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON OCTOBER 17, 2019, UNLESS THE OFFER IS EXTENDED.
THE FUND’S OFFER (AS DEFINED HEREIN) IS NOT CONDITIONED UPON A MINIMUM OF THE FUND’S OUTSTANDING PREFERRED SHARES (AS DEFINED HEREIN) BEING TENDERED BUT IS CONDITIONED ON THE FUND’S ISSUANCE OF PRIVATELY PLACED NEW PREFERRED SHARES (“NEW PREFERRED SHARES”) AND CERTAIN OTHER CONDITIONS.  SEE “INTRODUCTION” AND “THE OFFER – CONDITIONS TO THE OFFER.”
NEITHER THE FUND NOR THE FUND’S BOARD OF TRUSTEES (THE “BOARD”) IS MAKING ANY RECOMMENDATION TO ANY HOLDER OF PREFERRED SHARES (“PREFERRED SHAREHOLDER”) AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING PREFERRED SHARES IN THE OFFER. EACH PREFERRED SHAREHOLDER IS URGED TO READ THE OFFER DOCUMENTS (AS DEFINED HEREIN) CAREFULLY IN EVALUATING THE OFFER.  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE MATERIALS ENCLOSED HEREWITH AND THE STATEMENTS SPECIFICALLY SET FORTH IN SUCH MATERIALS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE FUND OR ITS BOARD.

Important Preferred Shareholder Information
If you wish to tender all or any part of your Preferred Shares, you should either (i) deliver such Preferred Shares pursuant to the procedures for book-entry transfers set forth in the section “The Offer – Procedure for Tendering Preferred Shares” prior to the expiration date of the Offer or (ii) request your broker, dealer, commercial bank, trust company or other nominee (“Nominee Holder”) to effect the transaction for you.  If you have Preferred Shares registered in the name of a broker or other Nominee Holder, you must contact such broker or other Nominee Holder if you desire to tender your Preferred Shares.
To tender your Preferred Shares, you must follow the procedures described in the materials enclosed herewith.  The Fund may reject any tender not fully in compliance with these procedures.
A summary of the principal terms of the Offer appear on pages 1-5 hereof.
If you have questions about the Offer, you can contact Deutsche Bank Trust Company Americas (“Deutsche Bank”), the information agent for the Offer, at its address or telephone number set forth on the back cover of this Offer to Purchase.  You can also obtain additional copies of this

Offer to Purchase and the related Letter of Transmittal from the information agent, or your broker or other Nominee Holder.
IF YOU DO NOT WISH TO TENDER YOUR PREFERRED SHARES, YOU NEED NOT TAKE ANY ACTION.
THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.
September 18, 2019

SUMMARY TERM SHEET
This summary term sheet is a brief description of the material provisions of the offer made by Federated Premier Municipal Income Fund (the “Fund”), a Delaware statutory trust (the “Offer”), to purchase for cash up to 100% of its outstanding preferred shares of beneficial interest, par value $0.01 per share and liquidation preference of $25,000 per share, designated Auction Market Preferred Shares, Series A (the “Preferred Shares”), upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal, (which together, as amended, supplemented or otherwise modified from time to time, constitute the “Offer Documents”).  The price to be paid for the Preferred Shares is an amount per share, net to the seller in cash, equal to 99% of the liquidation preference per share (or $24,750 per share), plus any unpaid dividends accrued through the Expiration Date (as defined herein).
The following are some of the questions you, as a Preferred Shareholder of the Fund, may have and answers to those questions.  You should carefully read the Offer Documents in their entirety because the information in this summary term sheet is not complete and additional important information is contained in the Offer Documents.
How Many Preferred Shares Is The Fund Offering To Purchase?
The Fund is offering to purchase up to 100% of its outstanding Preferred Shares (1,322 shares).  If the Preferred Shares are properly tendered and not withdrawn prior to the date and time the Offer expires, the Fund will, upon the terms and subject to the conditions of the Offer, purchase all Preferred Shares tendered.  See “The Offer – Terms of the Offer; Expiration Date.”
How Much Is The Fund Offering To Pay For My Preferred Shares And What Is The Form Of Payment? Will I Have To Pay Any Fees Or Commissions?
The price to be paid for the Preferred Shares is an amount per share, net to the seller in cash, equal to 99% of the liquidation preference of $25,000 per share (or $24,750 per share), plus any unpaid dividends accrued through the Expiration Date.  Prior to the Expiration Date, distributions will be paid on the regularly scheduled distribution payment dates for the Preferred Shares.  See “The Offer – Terms of the Offer; Expiration Date,” and “The Offer – Acceptance for Payment and Payment.”
If you tender your Preferred Shares to us in the Offer, you will not have to pay us brokerage fees, commissions or similar expenses.  If you hold Preferred Shares through a broker or other Nominee Holder, and your broker or other Nominee Holder tenders your Preferred Shares on your behalf, your broker or other Nominee Holder may charge you a fee for doing so.  You should consult your broker or other Nominee Holder to determine whether any charges will apply.
How Long Do I Have To Decide Whether To Tender In The Offer?
The Fund’s Offer will expire at 5:00 p.m., New York City time, on October 17, 2019, unless the Offer is extended.  If you hold your Preferred Shares directly, you have until that time to decide whether to tender your Preferred Shares in the Offer.

If your Preferred Shares are registered in the name of your broker or other Nominee Holder, you may need to decide whether to tender your Preferred Shares in the Offer before 5:00 p.m., New York City time, on October 17, 2019 in order to allow such Nominee Holder time to tender your Preferred Shares.  You should consult your broker or other Nominee Holder to determine if there is an earlier deadline by which you must inform such Nominee Holder of any decision to tender your Preferred Shares and provide to such Nominee Holder any other required materials.
Does The Fund Have The Financial Resources To Make Payment?
Yes.  Assuming the Fund purchases 100% of its outstanding Preferred Shares at 99% of the liquidation preference of $25,000 per share (or $24,750 per share), the total cost, not including fees and expenses incurred in connection with the Offer, will be approximately $32,719,500, plus any unpaid dividends accrued through the Expiration Date.  The Fund intends to use the proceeds from a private placement of new preferred shares (“New Preferred Shares”) and, if necessary, cash on hand and the proceeds from the sale portfolio securities, to pay the purchase price for Preferred Shares tendered.  See “The Offer – Source and Amount of Funds.”
How Do I Tender My Preferred Shares In The Offer?
To tender Preferred Shares in the Offer, you must deliver the Preferred Shares to the Deutsche Bank Trust Company Americas (“Deutsche Bank”), the depositary for the Offer (the “Depositary”), not later than the time the Offer expires.  If your Preferred Shares are held in street name by your broker or other Nominee Holder, such nominee can tender your Preferred Shares through The Depository Trust Company.  See “The Offer – Procedure for Tendering Preferred Shares.”
When And How Will I Be Paid For My Tendered Preferred Shares In The Offer?
The Fund will pay for all validly tendered and not withdrawn Preferred Shares promptly after the Expiration Date for its Offer, subject to the satisfaction or waiver of the conditions to its Offer, as set forth in “The Offer – Conditions to the Offer.”  The Fund, however, does reserve the right, in its sole discretion, to delay payment for Preferred Shares pending receipt of any regulatory or governmental approvals to its Offer as described under the caption “The Offer – Plans or Proposals of the Fund; Regulatory Approvals.”  The Fund will pay for your validly tendered and not withdrawn Preferred Shares by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you.  In all cases, payment for tendered Preferred Shares will be made only after timely receipt by the Depositary of the Preferred Shares, confirmation of a book-entry transfer of such Preferred Shares, and any other required documents (as described in “The Offer – Procedure for Tendering Preferred Shares”).
Until What Time Can I Withdraw Tendered Preferred Shares In The Offer?
You can withdraw tendered Preferred Shares at any time until the Offer has expired and, if the Fund has not agreed to accept your Preferred Shares for payment by November 14, 2019 you can withdraw them at any time after such time until the Fund accepts Preferred Shares for payment.  See “The Offer – Withdrawal Rights.”

If your Preferred Shares are registered in the name of your broker or other Nominee Holder, you may need to allow such Nominee Holder additional time to withdraw your tendered Preferred Shares.  You should consult your broker or other Nominee Holder to determine if there is an earlier deadline by which you must inform such Nominee Holder of any decision to withdraw your tendered Preferred Shares.
How Do I Withdraw Tendered Preferred Shares In The Offer?
To withdraw Preferred Shares, you must deliver a written notice of withdrawal (a form of which can be provided upon request from Deutsche Bank, the information agent for the Offer (the “Information Agent”)) with the required information to the Depositary, while you have the right to withdraw the Preferred Shares.  If your Preferred Shares is registered in the name of your broker or other Nominee Holder, contact that Nominee Holder to withdraw your tendered Preferred Shares.
Withdrawals of tenders of Preferred Shares may not be rescinded, and any Preferred Shares validly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer.  However, withdrawn Preferred Shares may be retendered by following one of the procedures described in the section “The Offer – Procedure for Tendering Preferred Shares” of this Offer to Purchase at any time prior to the Expiration Date.  See “The Offer – Withdrawal Rights.”
Will I Have To Pay Taxes If The Fund Purchases My Preferred Shares In The Offer?
Generally, your sale of Preferred Shares pursuant to the Offer will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign and other tax laws.  For federal income tax purposes, the sale of your Preferred Shares for cash will be treated either as (1) a sale or exchange of the Preferred Shares, or (2) a distribution with respect to the Preferred Shares that is potentially taxable as a dividend.  See “The Offer – Certain Federal Income Tax Consequences.”
You are urged to consult with your own tax advisor to determine the tax consequences of participating in the Offer.
What Is The Purpose Of The Offer?
Since the first quarter of 2008, the auction markets for auction rate securities like the Preferred Shares have not functioned normally, and the Fund believes that such auction markets are unlikely to return to normalcy.  The Fund also believes that no well-established secondary market exists outside the auctions for auction rate securities today. The Fund is conducting its Offer to provide liquidity to holders of Preferred Shares.  See “The Offer – Purpose of the Offer.”
Please bear in mind that neither the Fund nor the Fund’s Board has made any recommendation as to whether you should tender your Preferred Shares.  Preferred Shareholders are urged to consult their own investment and tax advisors and make their own decisions whether to tender any Preferred Shares and, if so, how many Preferred Shares to tender.

Are There Any Conditions To The Offer?
The Offer is not conditioned upon a minimum of the Fund’s outstanding Preferred Shares being tendered but is conditioned on the Fund’s issuance of New Preferred Shares.  The Offer is also subject to certain other conditions as described in “The Offer – Conditions to the Offer.”
Will The Fund Reduce Its Leverage If All Preferred Shares Are Tendered?
Based on the Fund’s net asset value as of May 31, 2019, and the corresponding asset coverage ratio for its leverage, even if 100% of the Preferred Shares are tendered, the Fund could replace the tendered Preferred Shares with an equivalent amount, in terms of liquidation preference, of New Preferred Shares and, therefore, would not have to reduce its amount of leverage.  The Fund intends to maintain approximately the same amount of leverage after its Offer expires.  However, the amount of leverage that the Fund will be able to maintain immediately following its Offer will not be known until the Expiration Date.
If I Decide Not To Tender My Preferred Shares In The Offer, How Will The Offer Affect My Preferred Shares?
If you decide not to tender your Preferred Shares, you will still own the same number of Preferred Shares, and the terms of the Preferred Shares will remain the same.  The Preferred Shares are not listed on any securities exchange and there is no established trading market for the Preferred Shares outside the auctions.  The auctions for any outstanding Preferred Shares after the Offer will continue.  Since the first quarter of 2008, the weekly auctions for the Preferred Shares have failed.  As a result, holders desiring to sell their Preferred Shares in the future may be unable to do so and, even if they can sell their Preferred Shares, may be forced to sell at a substantial discount to the liquidation preference of Preferred Shares outside of the auction process.  If you do not tender your Preferred Shares, the Fund cannot assure you that you will be able to sell your Preferred Shares in the future; you may be forced to hold the Preferred Shares indefinitely or you may have to sell your Preferred Shares at a significant discount to its liquidation preference of $25,000 per share.  See “The Offer – Certain Effects of the Offer.”
Can The Offer Be Extended And Under What Circumstances?
The Offer may be extended for any period to the extent required or permitted by law or by any rule, regulation, interpretation or position of the Securities and Exchange Commission or its staff applicable to the Offer, and after the initially scheduled expiration date of the Offer if, upon any expiration of the Offer, any condition to the Offer is not satisfied and there is a reasonable basis to believe that such condition could be satisfied.  See “The Offer – Extension of Tender Period; Termination; Amendment.”
How Will I Be Notified If The Offer Is Extended?
If we decide to extend the Offer, we will inform the Depositary and the Information Agent of that fact and will make a public announcement of the extension, not later than 9:30 a.m., New York City time, on the business day after the day on which the Offer was scheduled to expire.  See “The Offer – Extension of Tender Period; Termination; Amendment.”

Who Can I Talk To If I Have Questions About The Offer?
If you own Preferred Shares through a broker or other Nominee Holder, you can call your broker or other Nominee Holder.  You can also call Deutsche Bank, the Information Agent, at (877) 843-9767.

To the Holders of Preferred Shares:
INTRODUCTION
Federated Premier Municipal Income Fund, a Delaware statutory trust (the “Fund”), hereby offers (the “Offer”) to purchase for cash up to 100% of its outstanding preferred shares of beneficial interest, par value $0.01 per share and liquidation preference of $25,000 per share, designated Auction Market Preferred Shares, Series A (the “Preferred Shares”).  The Offer is upon the terms and subject to the conditions set forth in this Offer to Purchase and the Fund’s Letter of Transmittal (which together, as amended, supplemented or otherwise modified from time to time, constitute the “Offer Documents”).  The price to be paid for the Preferred Shares is an amount per share, net to the seller in cash, equal to 99% of the liquidation preference of $25,000 per share (or $24,750 per share), plus any unpaid dividends accrued through the Expiration Date (as defined herein) (the “Per Share Amount”).
The Fund is making its Offer to all holders of its Preferred Shares (the “Preferred Shareholders”).  The Offer is not conditioned upon a minimum of the Fund’s outstanding Preferred Shares being tendered but is subject to the Fund’s private placement of new preferred shares.  The Offer is also subject to certain other conditions as described in “The Offer – Conditions to the Offer.”
Neither the Fund nor the Fund’s Board of Trustees (the “Board”) is making any recommendation to any Preferred Shareholder as to whether to tender or refrain from tendering Preferred Shares in the Offer.  Each Preferred Shareholder is urged to read the Offer Documents carefully in evaluating the Offer.  No person has been authorized to give any information or to make any representations in connection with the Offer other than the materials enclosed herewith and the statements specifically set forth in such materials, and, if given or made, such information or representations may not be relied upon as having been authorized by the Fund or its Board.
You will not be obligated to pay brokerage fees, commissions or, except as set forth in “The Offer – Terms of the Offer; Expiration Date,” stock transfer taxes on the sale of Preferred Shares pursuant to the Offer.  However, if you own Preferred Shares through a broker, dealer, commercial bank, trust company or other nominee (“Nominee Holder”), and your broker or other Nominee Holder tenders your Preferred Shares on your behalf, your broker or other Nominee Holder may charge you a fee for doing so.  You should consult your broker or other Nominee Holder to determine whether any charges will apply.  The Fund will pay all charges and expenses of Deutsche Bank Trust Company Americas (“Deutsche Bank”), the depositary (the “Depositary”) and the information agent (the “Information Agent”) for its Offer, incurred in connection with its Offer.  See “The Offer – Fees and Expenses.”  The receipt of cash for Preferred Shares purchased by us pursuant to the Offer generally will be a taxable transaction for federal income tax purposes.  In addition, if you fail to complete, sign and return to the Depositary the Substitute IRS Form W-9 that is included with the Letter of Transmittal (or, in the case of certain non-U.S. Preferred Shareholders, an IRS Form W-8), you may be subject to backup withholding on the gross proceeds payable to you pursuant to the Offer, and certain non-U.S. Preferred Shareholders may be subject to income tax withholding.  See “The Offer – Certain Federal Income Tax Consequences.”

THE OFFER DOCUMENTS CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.
If you do not wish to tender your Preferred Shares, you need not take any action.

THE OFFER
1.	Terms of the Offer; Expiration Date
Upon the terms and subject to the conditions set forth in its Offer, the Fund will accept for payment and pay cash for up to 100% of its Preferred Shares (1,322 shares), validly tendered and not withdrawn prior to the Expiration Date (as defined below).  The Fund reserves the right to extend its Offer to a later Expiration Date.  The price to be paid for the Preferred Shares is an amount per share, net to the seller in cash, equal to 99% of the liquidation preference of $25,000 per share (or $24,750 per share), plus any unpaid dividends accrued through the Expiration Date (as defined herein).  Preferred Shareholders tendering Preferred Shares shall be entitled to receive all dividends accrued on or before the Expiration Date, but not yet paid on Preferred Shares tendered pursuant to the Offer. See “The Offer – Price Range of Preferred Shares; Dividends.”  Under no circumstances will interest be paid on the tender price for tendered Preferred Shares, regardless of any extension of or amendment to the Offer or any delay in paying for such Preferred Shares.
The Fund will, upon the terms and conditions of its Offer, purchase all Preferred Shares validly tendered and not withdrawn prior to the Expiration Date (as defined below).  The Fund may determine not to purchase any Preferred Shares because one or more conditions described in the section “The Offer – Conditions to the Offer” of this Offer to Purchase are not met.
With respect to the Offer, “Expiration Date” means 5:00 p.m., New York City time, on October 17, 2019, unless the Fund extends the period of time for which the Offer is open, in which event “Expiration Date” means the latest time and date at which the Offer, as so extended, shall expire.
Except as described herein, withdrawal rights expire on the Expiration Date. The Fund does not currently contemplate extending its Offer except in connection with the timing of its offering of New Preferred Shares.
When considering whether to tender Preferred Shares, Preferred Shareholders should be aware that the payment received pursuant to the Offer will be less than the amount that Preferred Shareholders would be entitled to receive upon a redemption of such Preferred Shares under the terms of the Preferred Shares or upon a liquidation of the Fund.
The Fund’s Offer is being made to all its Preferred Shareholders.  The Offer is not conditioned upon a minimum of the Fund’s outstanding Preferred Shares being tendered and the Fund’s issuance of New Preferred Shares.  The Offer is also subject to certain other conditions as described in “The Offer – Conditions to the Offer.”
The Fund expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which its Offer is open by giving oral or written notice of such extension to the Depositary.  Any such extension will also be publicly announced by press release issued no later than 9:30 a.m., New York City time, on the next business day after the initially scheduled Expiration Date.  There can be no assurance, however, that the Fund will exercise its right to extend its Offer.  If the Fund decides, in its sole discretion, to decrease the number of Preferred Shares being sought and, at the time that notice of such decrease is first published, sent or given to Preferred Shareholders in the manner specified below, its Offer is scheduled to expire at any time earlier than the tenth business day from the date that such notice is first so published, sent or given, its Offer will be extended at least until the end of such ten business day period.  During any extension, all Preferred Shares previously tendered and not withdrawn will remain subject to its Offer, subject to the right of a tendering Preferred Shareholder to withdraw his or her Preferred Shares.
If the Fund makes a material change in the terms of its Offer or the information concerning its Offer, or if it waives a material condition of its Offer, the Fund will extend its Offer to the extent required by Rules 13e-4(d)(2) and 13(e)-4(e)(3) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  During the extension, all Preferred Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering Preferred Shareholder to withdraw his or her Preferred Shares.
Subject to the terms and conditions of the Offer, the Fund will pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of the Offer.  Any extension, delay or termination will be followed as promptly as practicable by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:30 a.m., New York City time, on the next business day after the initially scheduled Expiration Date.
Tendering Preferred Shareholders will not be obligated to pay transfer taxes on the purchase of Preferred Shares by the Fund, except as set forth below.  If payment of the purchase price is to be made to, or Preferred Shares not tendered or not purchased is to be returned in the name of, any person other than the registered holder(s), or if a transfer tax is imposed for any reason other than the sale or transfer of Preferred Shares to the Fund pursuant to the Offer, then the amount of any stock or share transfer taxes (whether imposed on the registered holder(s), such other person or otherwise) will be deducted from the purchase price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted.
As of August 31, 2019, the Fund had 1,322 outstanding Preferred Shares.  As of August 31, 2019, the Trustees and executive officers of the Fund did not beneficially own any Preferred Shares; accordingly, no Trustees or executive officers of the Fund will tender any Preferred Shares pursuant to the Offer.
2.	Extension of Tender Period; Termination; Amendment
The Fund expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period of time during which the Offer is pending by making a public announcement thereof.  In the event that the Fund so elects to extend the tender period, the Fund does not expect the Per Share Amount to change.  During any such extension, all Preferred Shares previously tendered and not purchased or withdrawn will remain subject to the Offer.  The Fund also reserves the right, at any time and from time to time up to and including the Expiration Date, to (a) terminate the Offer and not to purchase or pay for any Preferred Shares or, subject to applicable law, postpone payment for Preferred Shares upon the occurrence of any of the conditions specified in the section “The Offer – Conditions to the Offer” of this Offer to Purchase; and (b) amend the Offer in any respect by making a public announcement thereof.

Such public announcement will be issued no later than 9:30 a.m. New York City time on the next business day after the previously scheduled Expiration Date and will disclose the approximate number of Preferred Shares tendered as of that date.  Without limiting the manner in which a Fund may choose to make a public announcement of extension, termination or amendment, except as provided by applicable law, the Fund shall have no obligation to publish, advertise or otherwise communicate any such public announcement.
If the Fund materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Fund will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) promulgated under the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information.  If (i) the Fund increases or decreases the price to be paid for Preferred Shares, or the Fund decreases the number of Preferred Shares being sought and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given, the Offer will be extended at least until the expiration of such period of ten business days.
3.	Acceptance for Payment and Payment
Upon the terms and subject to the conditions of the Offer, the Fund will accept for payment, and will pay cash for, Preferred Shares validly tendered on or before the Expiration Date, and not properly withdrawn in accordance with the section “The Offer – Withdrawal Rights” of this Offer to Purchase, promptly after the Expiration Date of the Offer.  In addition, the Fund reserves the right, subject to compliance with Rule 14e-1(c) under the Exchange Act, to delay the acceptance for payment or payment for Preferred Shares pending receipt of any regulatory or governmental approvals to the Offer as described under the caption “The Offer – Plans or Proposals of the Fund; Regulatory Approvals.”  For a description of the  Fund’s right to terminate the Offer and not accept for payment or pay for Preferred Shares or to delay acceptance for payment or payment for Preferred Shares, see “The Offer – Extension of Tender Period; Termination; Amendment.”
For purposes of the Offer, the Fund shall be deemed to have accepted for payment tendered Preferred Shares when, as and if the Fund gives oral or written notice of its acceptance to the Depositary.  The Fund will pay for Preferred Shares accepted for payment pursuant to the Offer by depositing the purchase price with the Depositary.  The Depositary will act as your agent for the purpose of receiving payments from the Fund and transmitting such payments to you.  In all cases, payment for Preferred Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of a confirmation of a book-entry transfer of such Preferred Shares into the Depositary’s account at the Book-Entry Transfer Facility (as defined in “The Offer – Procedure for Tendering Preferred Shares”), a properly completed Agent’s Message and any other required documents.  Accordingly, payment may be made to tendering Preferred Shareholders at different times if delivery of the Preferred Shares and other required documents occurs at different times.  For a description of the procedure for tendering Preferred Shares pursuant to the Offer, see “The Offer – Procedure for Tendering Preferred

Shares.”  Pursuant to the Offer, Preferred Shares that have been tendered and accepted for payment by the Fund will constitute authorized but unissued Preferred Shares.
Under no circumstances will the Fund pay interest on the consideration paid for Preferred Shares pursuant to the Offer, regardless of any delay in making such payment.  If the Fund increases the consideration to be paid for Preferred Shares pursuant to the Offer, the Fund will pay such increased consideration for all Preferred Shares purchased pursuant to the Offer.
If any tendered Preferred Shares are not purchased pursuant to the Offer for any reason, such unpurchased or untendered Preferred Shares will be returned via credit to an account maintained at the Book-Entry Transfer Facility (as defined below), without expense to you or to other persons at your discretion, as promptly as practicable following the expiration or termination of the Offer.
If the Fund is delayed in its acceptance for payment of, or in its payment for, Preferred Shares, or is unable to accept for payment or pay for Preferred Shares pursuant to the Offer for any reason, then, without prejudice to the Fund’s rights under the Offer, the Depositary may, on behalf of the Fund, retain tendered Preferred Shares, and such Preferred Shares may not be withdrawn, unless and except to the extent tendering Preferred Shareholders are entitled to withdrawal rights as described in the section “The Offer – Withdrawal Rights” of this Offer to Purchase.
The price to be paid for the Preferred Shares is an amount per share, net to the seller in cash, equal to 99% of the liquidation preference of $25,000 per share (or $24,750 per share), plus any unpaid dividends accrued through the Expiration Date.
If you own Preferred Shares through a broker or other Nominee Holder, and your broker or other Nominee Holder tenders your Preferred Shares on your behalf, your broker or other Nominee Holder may charge you a fee for doing so.  You should consult your broker or other Nominee Holder to determine whether any charges will apply.
4.	Procedure for Tendering Preferred Shares
To tender Preferred Shares pursuant to the Offer, you must comply with The Depository Trust Company’s Automated Tender Offer Program (“ATOP”) procedures in which the Depositary must receive delivery of such Preferred Shares pursuant to the procedures for book-entry transfer described below (and a timely confirmation of such delivery into its account at The Depository Trust Company through ATOP along with an Agent’s Message (as defined below)) by the Expiration Date.
Preferred Shareholders whose Preferred Shares are registered in the name of a broker or other Nominee Holder should contact such Nominee Holder if they desire to tender their Preferred Shares.  Such Preferred Shareholders may need to inform their brokers or other Nominee Holders of any decision to tender Preferred Shares, and deliver any required materials, before 5:00 p.m., New York City time, on October 17, 2019.  You should consult your broker or other Nominee Holder to determine when you would need to inform such Nominee Holder of any decision to tender Preferred Shares and to deliver any required materials to them in order to tender your Preferred Shares.

Participants in the ATOP program must electronically transmit their acceptance of the exchange by causing The Depository Trust Company to transfer the Preferred Shares to the Depositary in accordance with ATOP procedures for transfer. The Depository Trust Company will then send an Agent’s Message to the Depositary.
Book-Entry Delivery.  The Depositary will make a request to establish an account with respect to the Preferred Shares at The Depository Trust Company (the “Book-Entry Transfer Facility”) for purposes of the Offer promptly after the date of this Offer, and any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Preferred Shares by causing the Book-Entry Transfer Facility to transfer such Preferred Shares into the Depositary’s account at the Book-Entry Transfer Facility in accordance with the procedures of the Book-Entry Transfer Facility.  However, although delivery of Preferred Shares may be effected through book-entry transfer, an Agent’s Message and any other required documents must, in any case, be received by the Depositary at its address set forth on the back cover of the Offer to Purchase by the Expiration Date.  Delivery of any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.  “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry confirmation which states that (1) the Book-Entry Transfer Facility has received an express acknowledgment from the participant in its ATOP that is tendering the Preferred Shares that are the subject of such book-entry confirmation, (2) the participant has received, and agrees to be bound by, the terms of the Offer and (3) the Fund may enforce such agreement against such participant. Delivery of an Agent’s Message will also constitute an acknowledgment from the tendering participant that the representations described in this Offer are true and correct.
Tax Withholding.  Under the federal income tax law, the Depositary will be required to withhold 24% of the gross proceeds otherwise payable to an individual or certain non-corporate Preferred Shareholder pursuant to the Offer unless the Preferred Shareholder provides the Depositary with a correct taxpayer identification number and certifies that the Preferred Shareholder is not subject to backup withholding by completing the Substitute IRS Form W-9 included in the Letter of Transmittal.  If you are a non-resident alien or foreign entity not subject to backup withholding, you must give the Depositary a completed Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding and Reporting (Individuals)), Form W-8BEN-E (Certificate of Status of Beneficial Owner for United States Tax Withholding and Reporting (Entities)), Form W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. Branches for United States Tax Withholding and Reporting) or other applicable Form W-8 prior to receipt of any payment in order to avoid income tax withheld at the rate of 30% (or lower treaty rate).
Validity.  The Fund will determine, in its sole discretion, all questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Preferred Shares, and its determination shall be final and binding.  The Fund reserves the absolute right to reject any or all tenders of Preferred Shares that the Fund determines not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of its counsel, be unlawful.  The Fund also reserves the absolute right to waive any defect or irregularity in any tender of Preferred Shares.  The Fund’s interpretation of the terms and conditions of the Offer will be final and binding.  None of the Fund, the Depositary, the

Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.
The tender of Preferred Shares pursuant to any one of the procedures described above will constitute your acceptance of the Offer, as well as your representation and warranty that (i) you own the Preferred Shares being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act, (ii) the tender of such Preferred Shares complies with Rule 14e-4, and (iii) you have the full power and authority to tender, sell, assign and transfer the Preferred Shares tendered, as specified in the Letter of Transmittal or otherwise.  The Fund’s acceptance for payment of Preferred Shares tendered by you pursuant to the Offer will constitute a binding agreement between the Fund and you with respect to such Preferred Shares, upon the terms and subject to the conditions of the Offer.
By making the book-entry transfer of Preferred Shares as described above, subject to, and effective upon, acceptance for payment of the Preferred Shares tendered in accordance with the terms and subject to the conditions of the Offer, in consideration of the acceptance for payment of such Preferred Shares in accordance with the terms of the Offer, the tendering Preferred Shareholders shall be deemed to sell, assign and transfer to, or upon the order of, the Fund all right, title and interest in and to all the Preferred Shares that is being tendered and that are being accepted for purchase pursuant to the Offer (and any and all dividends, distributions, other shares or other securities or rights declared or issuable in respect of such Preferred Shares after the Expiration Date) and irrevocably constitute and appoint the Depositary the true and lawful agent and attorney-in-fact of the undersigned with respect to such Preferred Shares (and any such dividends, distributions, other shares or securities or rights), with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) transfer ownership of such Preferred Shares (and any such other dividends, distributions, other shares or securities or rights), together with all accompanying evidences of transfer and authenticity to or upon the order of the Fund, upon receipt by the Depositary, as the agent of the tendering Preferred Shareholder, of the purchase price; (b) present such Preferred Shares (and any such other dividends, distributions, other shares or securities or rights) for transfer on the books of the Fund; and (c) receive all benefits and otherwise exercise all rights of beneficial ownership of such Preferred Shares (and any such other dividends, distributions, other shares or securities or rights), all in accordance with the terms of the Offer.  Upon such acceptance for payment, all prior powers of attorney given by the tendering Preferred Shareholder with respect to such Preferred Shares (and any such dividends, distributions, other shares or securities or rights) will, without further action, be revoked and no subsequent powers of attorney may be given by the tendering Preferred Shareholder (and, if given, will not be effective).
By making the book-entry transfer of Preferred Shares as described above, and in accordance with the terms and conditions of the Offer, the tendering Preferred Shareholder also shall be deemed to represent and warrant that: (a) the tendering Preferred Shareholder has full power and authority to tender, sell, assign and transfer the tendered Preferred Shares (and any and all dividends, distributions, other shares or other securities or rights declared or issuable in respect of such Preferred Shares after the Expiration Date); (b) when and to the extent the Fund accepts the Preferred Shares for purchase, the Fund will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges, proxies, encumbrances or other obligations relating to their sale or transfer, and not subject to any adverse claim; (c) on request, the tendering Preferred Shareholder will execute and deliver any additional documents deemed by the Depositary or the Fund to be necessary or desirable to complete the sale, assignment and transfer of the tendered Preferred Shares (and any and all dividends, distributions, other shares or securities or rights declared or issuable in respect of such Preferred Shares after the Expiration Date); and (d) the tendering Preferred Shareholder has read the Offer Documents and agreed to all of the terms of the Offer.
5.	Withdrawal Rights
You may withdraw tenders of Preferred Shares made pursuant to the Offer at any time prior to the Expiration Date.  If your Preferred Shares is registered in the name of your broker or other Nominee Holder, you may need to allow such Nominee Holder additional time to withdraw your tendered Preferred Shares.  You should consult your broker or other Nominee Holder to determine if there is an earlier deadline by which you must inform such Nominee Holder of any decision to withdraw your tendered Preferred Shares.  After the Expiration Date, such tenders are irrevocable, except that they may be withdrawn after November 14, 2019 unless such Preferred Shares is accepted for payment as provided in the Offer.  If the Fund extends the period of time during which the Offer is open or are delayed in accepting for payment or paying for Preferred Shares pursuant to the Offer for any reason, then, without prejudice to its rights under the Offer, the Depositary may, on the Fund’s behalf, retain all Preferred Shares tendered, and such Preferred Shares may not be withdrawn except as otherwise provided in this section.
To withdraw tendered Preferred Shares, a written transmission of a notice of withdrawal (a form of which can be provided upon request from the Information Agent) with respect to the Preferred Shares must be timely received by the Depositary at its address set forth on the back cover of the Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Preferred Shares to be withdrawn and the number of Preferred Shares to be withdrawn and the name of the registered holder of Preferred Shares, if different from that of the person who tendered such Preferred Shares.  If the Preferred Shares to be withdrawn has been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Preferred Shares tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such Preferred Shares.  In addition, such notice must specify, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Preferred Shares.  Withdrawals may not be rescinded, and Preferred Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer.  However, withdrawn Preferred Shares may be re-tendered by again following one of the procedures described in “The Offer – Procedure for Tendering Preferred Shares” at any time prior to the Expiration Date.  If your Preferred Shares are registered in the name of your broker or other Nominee Holder, contact that Nominee Holder to withdraw your tendered Preferred Shares.
The Fund will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and the Fund’s determination shall be final and binding.  None of the Fund, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

The method of delivery of any documents related to a withdrawal is at the option and risk of the withdrawing Preferred Shareholder.  Any documents related to a withdrawal will be deemed delivered only when actually received by the Depositary.  If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended.  In all cases, sufficient time should be allowed to ensure timely delivery.
6.	Certain Federal Income Tax Consequences
The following is a summary of certain, but not all, federal income tax consequences of an Offer to holders of Preferred Shares whose shares are tendered and accepted for payment pursuant to the Offer.  The discussion is based on the Code, final, temporary, and proposed Treasury Department regulations thereunder, Internal Revenue Service (“IRS”) pronouncements and judicial decisions, all as currently in effect and any or all of which may be changed (possibly with retroactive effect) by later legislative, judicial or administrative action.  The discussion does not address all aspects of federal income taxation that may be relevant to a holder’s particular circumstances or to a holder subject to special treatment under the federal income tax law (such as financial institutions, tax-exempt organizations, life insurance companies, dealers in securities or currencies, Preferred Shareholders holding Preferred Shares as part of a conversion transaction or hedge or hedging transaction or as a position in a straddle for tax purposes, and certain U.S. expatriates).  In addition, the discussion does not consider the effect of state, local, foreign or other tax laws that may apply to particular holders.  The discussion assumes that the Preferred Shares tendered is held as a “capital asset” as defined in Code section 1221.  Each Preferred Shareholder should consult its own tax advisor as to the particular federal income tax consequences to it of participating in an Offer and the applicability and effect of state, local foreign or other tax laws.
The tax treatment of a holder that tenders its Preferred Shares in the Offer will depend on whether the Preferred Shareholder’s receipt of cash for those shares pursuant to the Offer is treated as a sale or exchange thereof or instead as a distribution with respect to the Fund’s shares that are actually or constructively owned by the holder.
U.S. Holders.  As used herein, the term “U.S. Holder” means any Preferred Shareholder who or that is, for federal income tax purposes, (1) a citizen or resident of the United States, (2) a corporation or partnership (or other entity treated as such for those purposes) that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (3) an estate, the income of which is subject to federal income taxation regardless of its source or (4) a trust if (a) a U.S. court can exercise primary supervision over the trust’s administration and (b) one or more U.S. persons have the authority to control all substantial decisions of the trust.
Characterization of the Sale of Preferred Shares Pursuant to the Offer.  The sale of Preferred Shares by a U.S. Holder pursuant to the Offer will be treated as a “distribution in part or full payment in exchange” for that stock for federal income tax purposes only if that distribution (i.e., the receipt of cash on that sale):
1.	is “substantially disproportionate” with respect to the U.S. Holder;

2.	is in “complete redemption” of all of a Fund’s stock owned by the U.S. Holder; or
3.	is “not essentially equivalent to a dividend” with respect to the U.S. Holder.
If a U.S. Holder’s sale of Preferred Shares pursuant to the Offer is not treated for federal income tax puposes as such a distribution, it instead will be taxable as a dividend to the U.S. Holder to the extent of its allocable share of the Fund’s current and accumulated earnings and profits, as calculated under federal tax principles (“E&P”).  In either case, the portion of the purchase price attributable to any unpaid dividends accrued through the Expiration Date will be taxable as a dividend.
In determining whether any of the above three tests is satisfied, a U.S. Holder must take into account not only stock it actually owns, but also stock (including common shares) that it constructively owns within the meaning of Code section 318.  Further, contemporaneous dispositions or acquisitions of the Fund’s stock by a U.S. Holder or related individuals or entities may be deemed to be part of a single integrated transaction that will be taken into account in determining whether any of the three tests has been satisfied.
1.	“Substantially Disproportionate”
The Fund’s purchase of Preferred Shares pursuant to the Offer will be substantially disproportionate with respect to a U.S. Holder if the percentage of the Fund’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately after the purchase is less than 80% of the percentage of the Fund’s outstanding voting stock owned by the U.S. Holder determined immediately before the purchase.  In no event will a purchase of Preferred Shares be substantially disproportionate with respect to a U.S. Holder that owns 50% or more of the Fund’s combined voting power after the conclusion of the Offer.
2.	“Complete Redemption”
The Fund’s purchase of Preferred Shares pursuant to the Offer will result in a complete redemption of a U.S. Holder’s stock if (i) all of the Fund’s stock actually owned by the U.S. Holder is sold pursuant to the Offer, (ii) all of the Fund’s stock constructively owned by the U.S. Holder is sold pursuant to the Offer or, with respect to stock owned by certain related individuals, the U.S. Holder is entitled to waive and effectively waives, in accordance with Code section 302(c), attribution of the Fund’s stock that otherwise would be considered as constructively owned by the U.S. Holder and (iii) after the Fund’s stock is sold the U.S. Holder does not actually or constructively (taking into account the effect of a waiver of constructive ownership as provided in clause (ii)) own any other class of the Fund’s stock.  U.S. Holders wishing to satisfy the complete redemption test through waiver of the constructive ownership rules should consult their tax advisors.

3.	“Not Essentially Equivalent to a Dividend”
The Fund’s purchase of Preferred Shares pursuant to the Offer will be treated as not essentially equivalent to a dividend if the reduction in the U.S. Holder’s proportionate interest in the Fund’s stock as a result of the purchase constitutes a “meaningful reduction” of the U.S. Holder’s percentage interest in the Fund.  Whether the receipt of cash by a U.S. Holder who sells Preferred Shares pursuant to the Offer will result in such a meaningful reduction will depend upon the U.S. Holder’s particular facts and circumstances.  Generally, even a small reduction in the percentage ownership interest of a U.S. Holder whose relative stock interest in a publicly held corporation (such as the Fund) is minimal and who exercises no control over the corporation’s business should constitute a meaningful reduction.  U.S. Holders should consult their own tax advisors regarding the application of this test to their particular circumstances.
Assuming any of the above three tests is satisfied with respect to the Fund’s purchase of Preferred Shares from a U.S. Holder pursuant to the Offer, the U.S. Holder will recognize gain or loss equal to the difference between the amount of cash it receives and its tax basis in the Preferred Shares that is purchased.  The gain or loss will be capital gain or loss and will be long-term capital gain or loss if the Preferred Shares sold were held for more than one year.  Capital loss can generally only be used to offset capital gain.  Under current law, long-term capital gain of a U.S. individual is subject to a maximum 20% federal income tax rate.
As noted above, if none of the three tests is satisfied with respect to the Fund’s purchase of Preferred Shares from a U.S. Holder pursuant to the Offer, the U.S. Holder will be treated as having received a distribution from the Fund with respect to the U.S. Holder’s stock in an amount equal to the cash it receives pursuant to the Offer.  The distribution will likely be treated as a taxable ordinary income dividend, a capital gain dividend and/or a return of capital distribution, depending, in part, on the amount of the Fund’s E&P.  Current law imposes a maximum 20% federal income tax rate with respect to “qualified dividend income” of U.S. individuals.  However, the Fund’s dividends will only be treated as qualified dividend income to the extent of dividends that the Fund receives on stock of most U.S. and certain foreign corporations, and only to the extent that the Fund and the U.S. Holder satisfy certain holding period and other restrictions.  Thus, all or a portion of any amount that a U.S. Holder receives from the Fund in connection with the Offer that is treated as an ordinary income dividend may not constitute qualified dividend income.  Any portion of a distribution that would be classified as a dividend but for the fact that it exceeds the Fund’s E&P will reduce the U.S. Holder’s tax basis in its Preferred Shares until that basis is brought to zero and then as gain from the sale or exchange of such Preferred Shares.  Any basis of a U.S. Holder in Preferred Shares surrendered pursuant to the Offer that is not reduced as described in the preceding sentence generally will be added to its basis in its retained shares of a Fund’s stock.
Foreign Holders.  As used herein, the term “Foreign Holder” means any Preferred Shareholder other than a U.S. Holder.  The following discussion does not address the federal income tax consequences to Foreign Holders that beneficially held more than 5% of a Fund’s stock at any time.  Except as described below and subject to the discussions below concerning 30% and backup withholding taxes, a Foreign Holder will not be subject to federal income tax on gains realized on the sale of Preferred Shares pursuant to the Offer unless (i) the gain is effectively connected with the Foreign Holder’s conduct of a trade or business within the United States and, where a tax treaty applies, is attributable to a U.S. permanent establishment of the Foreign Holder or (ii) in the case of an individual Foreign Holder, he or she is present in the United States for 183 days or more during the taxable year of the sale and certain other conditions are present.
To the extent a portion of the sales proceeds paid pursuant to the Offer is treated as a dividend, it will be subject to a 30% withholding tax, which the Fund will withhold, unless the tax is reduced by an applicable income tax treaty between the United States and the Foreign Holder’s country of residence and the Foreign Holder submits proper evidence on Form W-8BEN, or other applicable form, that such Foreign Holder qualifies for benefits under such treaty.  In lieu of the 30% withholding tax, a Foreign Holder will be subject to federal income tax on the portion, if any, of a payment that is treated as a dividend and that is effectively connected with the Foreign Holder’s conduct of a trade or business within the United States.
Foreign Holders are urged to consult their own tax advisors regarding the application of the federal income tax law to them.
Backup Withholding.  Payments to U.S. Holders pursuant to the Offer generally will be subject to information reporting requirements.  To avoid the imposition of backup withholding (see the next paragraph), a U.S. Holder should complete the Substitute IRS Form W-9 provided in the Letter of Transmittal and either (i) provide its correct taxpayer identification number (“TIN”), which, in the case of an individual U.S. Holder, is his or her social security number, and certain other information, or (ii) establish a basis for an exemption from backup withholding.  Certain Preferred Shareholders (including, among others, corporations, individual retirement accounts and qualified retirement plans and certain foreign individuals) are exempt from these backup withholding and information reporting requirements.  However, if you are a non-resident alien or foreign entity not subject to backup withholding, you must give the Depositary a completed Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding and Reporting (Individuals)), Form W-8BEN-E (Certificate of  Status of Beneficial Owner for United States Tax Withholding and Reporting (Entities)), Form W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity or Certain U.S. Branches for United States Tax Withholding and Reporting) or other applicable Form W-8 prior to receipt of any payment to avoid withholding.
If we are not provided with the correct TIN or an adequate basis for exemption, you will be subject to backup withholding at a rate of 24% imposed on the gross proceeds otherwise payable to you pursuant to the Offer (regardless of the amount of gain or loss you may realize from the sale of your Preferred Shares).  If backup withholding results in an overpayment of taxes, a refund or credit may be obtained only directly from the IRS, provided that the required information is provided to the IRS.

This tax discussion is included for general information only.  The tax consequences of the receipt of cash pursuant to the Offer may vary depending on, among other things, the particular circumstances of the tendering Preferred Shareholder.  No information is provided as to the state, local, foreign or other tax consequences of the Offer.  Preferred Shareholders are urged to consult their own tax advisors to determine the particular federal, state, local, foreign and other tax consequences to them of tendering Preferred Shares under the Offer and the effect of the constructive ownership rules mentioned above.
7.	Price Range of Preferred Shares; Dividends
The Preferred Shares are not listed and do not trade on any securities exchange.  Therefore, no trading market for the Preferred Shares has been established outside the auction process and no price history is available.
The terms of the Offer provide that Preferred Shareholders tendering Preferred Shares are entitled to receive all distributions accrued on the Preferred Shares on or before the Expiration Date, but not yet paid.  Prior to the Expiration Date, distributions will be paid on the regularly scheduled distribution payment dates for the Preferred Shares.  The amount and frequency of distributions in the future will be set at auction according to the terms of the Preferred Shares or, if an auction fails, at the Maximum Rate described below or as otherwise provided pursuant to the terms of the Preferred Shares.
8.	Certain Information Concerning the Fund
The Fund’s principal executive offices are located at 4000 Ericsson Drive, Warrendale, PA 15086-7561, telephone:  (800) 341-7400.
Available Information about the Fund.  The Fund is subject to the informational requirements of the Investment Company Act of 1940, as amended (the “1940 Act”), and in accordance therewith files annual reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”) relating to its business, financial condition and other matters.  The Fund is required to disclose in such proxy statements certain information, as of particular dates, concerning the Fund’s Trustees and executive officers, their remuneration, the principal holders of the Fund’s securities and any material interest of such persons in transactions with the Fund.  The Fund has also filed an Issuer Tender Offer Statement on Schedule TO with the SEC.  Such reports, proxy statements and other information may be inspected at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549.  Copies may be obtained, by mail, upon payment of the SEC’s customary charges, by writing to its principal office at 100 F Street, N.E., Washington, D.C. 20549.  Such reports and other information are also available on the SEC’s web site (http://www.sec.gov).
Except as otherwise stated in the Offer, the information concerning the Fund contained herein has been taken from or is based upon reports and other documents on file with the SEC or otherwise publicly available.

Agreements Involving the Fund.  Federated Investment Management Company (“Adviser”) acts as the investment manager for the Fund pursuant to an investment management agreement.
The Fund also is a party to certain other service agreements.  The Fund has an administrative services agreement with Federated Administrative Services Company (“FASC”) that provides that FASC shall provide the Fund with administrative personnel and services.  Computershare Trust Company, N.A., serves as the Fund’s transfer agent, registrar, dividend paying agent and auction agent for its Preferred Shares.  The Bank of New York Mellon serves as the custodian for the Fund.
9.	Source and Amount of the Funds
If 100% of the outstanding Preferred Shares is purchased pursuant to the Offer, the estimated cost to the Fund, not including fees and expenses incurred in connection with the Offer, would be approximately $32,719,500 plus any unpaid dividends accrued through the Expiration Date.
The Fund intends to use the proceeds from issuing New Preferred Shares to pay the purchase price for tendered Preferred Shares.  The Fund’s Board believes that the Fund will have the monies, through the issuance of New Preferred Shares and, if necessary, cash on hand and the proceeds from the sale portfolio securities, to purchase the Preferred Shares that may be tendered pursuant to the Fund’s Offer.  However, if, in the judgment of its Board, there are not sufficient monies to pay for tendered Preferred Shares, the Fund may terminate the Offer.  See “The Offer – Conditions to the Offer.”
The issuance of New Preferred Shares by the Fund is subject to the following material conditions: (1) the receipt of certain minimum ratings on the New Preferred Shares from rating agencies; (2) the receipt of a tax opinion by the purchasers regarding the tax treatment of dividends paid on the New Preferred Shares; (3) certain minimum asset coverage ratios by the Fund; and (4) the purchaser consummating the purchase of the New Preferred Shares.
10.	Interest of Trustees and Executive Officers; Transactions and Arrangements Concerning the Preferred Shares
The business address of the Trustees and executive officers of the Fund is 4000 Ericsson Drive, Warrendale, PA 15086-7561.  As of August 31, 2019 the Trustees and executive officers of the Fund did not beneficially own any Preferred Shares.
Based upon the Fund’s records and upon information provided to the Fund by its Trustees and executive officers, neither the Fund nor, to the best of the Fund’s knowledge, any of the Trustees or executive officers of the Fund, has effected any transactions in the Preferred Shares, during the sixty day period prior to the date hereof.
To the best of the Fund’s knowledge, none of the Fund’s executive officers, Trustees, or affiliates currently intends to tender Preferred Shares, if any, held of record or beneficially by such person for purchase pursuant to the Offer.

Except as set forth in this Offer to Purchase, to the best of the Fund’s knowledge, the Fund knows of no agreement, arrangement or understanding, contingent or otherwise or whether or not legally enforceable, between (a) the Fund, any of the Fund’s executive officers or Trustees, any person controlling the Fund or any executive officer, trustee or director of any corporation or other person ultimately in control of the Fund and (b) any person with respect to any securities of the Fund (including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies, consents or authorizations).
11.	Certain Effects of the Offer
Purchase Price in the Offer is Less than Liquidation Preference.  The Per Share Amount reflects a 1% discount to the liquidation preference of $25,000 per share of Preferred Shares.  As a result, Preferred Shareholders who tender their Preferred Shares for purchase by the Fund pursuant to the Offer will realize less than they are entitled to receive upon a liquidation of the Fund (to extent assets are available in such liquidation).  In addition, in the event the Fund were to effect a redemption of the Preferred Shares pursuant to its terms, the Fund would be required to pay a redemption price equal to 100% of the liquidation preference of the Preferred Shares to be redeemed (plus accrued dividends).  The Fund may consider in the future, based upon circumstances existing at such time, what action, if any, to take with respect to any Preferred Shares that remain outstanding after the Offer, including a redemption of such Preferred Shares. The Fund, however, currently does not intend to redeem any Preferred Shares that remain outstanding after the Offer expires.
Risk of the Fund’s Inability to Refinance the New Preferred Shares. The leverage represented by the Preferred Shares is perpetual in that the Preferred Shares have no fixed repayment date and may remain outstanding indefinitely.  In contrast, the Fund expects that the leverage represented by New Preferred Shares will have to be redeemed within 3 years of issuance, unless the purchaser agrees to extend or renew the term.  If the Fund is unable at that time to issue additional New Preferred Shares or to find an alternative to the New Preferred Shares by the redemption date, the Fund will be forced to decrease the amount of its leverage (i.e., sell assets and use the proceeds of such sales to redeem the New Preferred Shares).  Such an event could have negative consequences for the Fund, including requiring the Fund to sell investments at a loss, tax consequences to the Fund or its shareholders and reducing the return to common shareholders of the Fund.
Cost of Leverage Could Increase.  Historically, the Fund has utilized the Preferred Shares as its primary form of leverage.  Until the first quarter of 2008, the rate paid on the Preferred Shares was determined pursuant to an auction process but, since the first quarter of 2008, the periodic auctions for the Preferred Shares have failed.  As a result, the current rate paid on the Preferred Shares is the “Maximum Rate,” which is calculated by a methodology set forth in the terms of the Preferred Shares.  The calculation for determining the Maximum Rate for the Preferred Shares is based on a different methodology than the calculation for determining the dividend rate on the New Preferred Shares.  As a result, depending on the market conditions, leverage costs for Preferred Shares may be higher or lower than leverage costs for the New Preferred Shares.

Effect on Net Asset Value of Common Shares.  To pay the aggregate purchase price of Preferred Shares accepted for payment pursuant to the Offer, the Fund anticipates using the proceeds from the issuance of New Preferred Shares and, if necessary, cash on hand and the proceeds from the sale portfolio securities.
If the Fund sells portfolio securities to raise cash to help finance the Offer, the Fund will incur brokerage and related transaction expenses, and the Fund may receive proceeds from the sale of portfolio securities less than their valuations by the Fund. Accordingly, because of the Offer, the amount of assets remaining for the benefit of non-tendering Preferred Shareholders may decline.
Preferred Shareholders should note that the Offer is expected to result in accretion to the net asset value of the common shares of beneficial interest of the Fund (“Common Shares”) following the Offer, due to the fact that the tender price would represent a 1% discount to the liquidation preference of the Preferred Shares.  The price to be paid in the Offer represents a discount to the liquidation preference of $25,000 for each Preferred Share, which is the amount a Preferred Shareholder would be entitled to receive, after payment of a Fund’s liabilities, in the event of a liquidation of the Fund (to the extent assets are available).  In addition, the price to be paid in the Offer represents a discount to the amount payable upon a redemption of the Preferred Shares pursuant to their terms.
If the Fund sells portfolio securities during the pendency of the Offer to raise cash for the purchase of Preferred Shares, and possibly for a short time thereafter, the Fund may hold a greater than normal percentage of its net assets in cash and cash equivalents.  This cash position may earn a return less than that generated by the other assets of the Fund.
Depending on the Fund’s net asset value as of the Expiration Date, and its corresponding asset coverage ratios for its leverage, the Fund may reduce its amount of leverage to some extent depending on the amount of Preferred Shares tendered.  As a result, the potential positive impact on net asset value and corresponding return to common shareholders due to leverage may be reduced.
The Fund is required by law to pay for tendered Preferred Shares it accepts for payment promptly after the Expiration Date of the Offer.  Because the Fund will not know the number of Preferred Shares tendered until the Expiration Date, the Fund will not know until the Expiration Date the amount of cash required to pay for such Preferred Shares.  If on or prior to the Expiration Date a Fund does not have, or believes it is unlikely to have, sufficient cash to pay for all Preferred Shares tendered, it may extend the Offer to allow additional time to raise sufficient cash.
Lack of Market for Preferred Shares.  The actual number of Preferred Shares outstanding subsequent to completion of the Offer will depend on the number of Preferred Shares tendered and purchased in the Offer.  Any Preferred Shares not tendered pursuant to the Offer will remain issued and outstanding until repurchased or redeemed by the Fund.  Although it has no current plan to do so, if at some future point the Fund were to redeem the Preferred Shares in accordance with its terms, it would be required to pay the full liquidation preference of $25,000 per share plus accrued dividends to the date of redemption.  As mentioned previously, there have not been sufficient clearing bids in recent auctions to effect transfers of the Preferred Shares and there can be no guarantee that there will be future liquidity for the Preferred Shares.  In making any decision as to whether to effect a redemption of any Preferred Shares remaining outstanding following the consummation of the Offer, the Fund will take into account the particular facts and circumstances that may then exist, including its then current financial position and liquidity, the market for the investments held by the Fund, the distribution rate on the Preferred Shares and such other factors as the Fund deems relevant.
Preferred Shares the Fund acquires pursuant to the Offer will be canceled and returned to the status of authorized but unissued shares and will be available for the Fund to issue without further action by the shareholders of the Fund (except as required by applicable law or the rules of New York Stock Exchange (“NYSE”) or any other securities exchange on which the Common Shares may then be listed) for purposes including, without limitation, the raising of additional capital for use in the Fund’s business.
Recognition of Gains/Losses. As noted, although the Fund does not intend to sell portfolio securities to finance the purchase of Preferred Shares tendered pursuant to the Offer, it may be required to do so.  If the Fund has to sell portfolio securities and its tax basis in the securities sold is less than the sale proceeds, the Fund will recognize net capital gains.  The Fund would expect to distribute any such gains to shareholders of record, including Preferred Shareholders of record, (reduced by net capital losses realized during the taxable year, if any, and available capital loss carryovers) following the end of the Fund’s taxable year.  This recognition and distribution of gains, if any, would have two negative consequences: first, Preferred Shareholders that receive distributions would be required to pay taxes on a greater amount of capital gain distributions than otherwise would be the case (to the extent not offset by a gross-up payment by the applicable Fund pursuant to the terms of the Preferred Shares); and second, to raise cash to make the distributions, the Fund might need to sell additional portfolio securities, thereby possibly being forced to realize and recognize additional net capital gains.  It is impossible to predict what the amount of unrealized gains or losses would be in the Fund’s portfolio at the time that the Fund is required to liquidate portfolio securities (and hence the amount of capital gains or losses that would be realized and recognized).  In addition, some of the distributed gains may be realized on securities held for one year or less, which would generate income taxable to the Preferred Shareholders at ordinary income rates when distributed to them.  This could adversely affect the Fund’s performance.
Tax Consequences of Purchase to Preferred Shareholders. The Fund’s purchase of tendered Preferred Shares pursuant to the Offer will have tax consequences for tendering Preferred Shareholders and may have tax consequences for non-tendering Preferred Shareholders.  See “The Offer — Certain Federal Income Tax Consequences.”
12.	Purpose of the Offer
The Fund issued the Preferred Shares for purposes of investment leverage to augment the amount of investment capital available for use in the pursuit of its investment objectives. Through the use of leverage, the Fund, similar to other closed-end funds, sought to enhance the distributions and investment return available over time to the common shareholders by earning a rate of portfolio return (which includes the return related to investments made with the proceeds from leverage) that exceeds the leverage costs, typically over the long term.
Under market conditions as they existed prior to the first quarter of 2008, distribution rates on the Preferred Shares for each rate period generally were set at the market clearing rate determined through an auction process maintained and administered by unaffiliated broker-dealers that brought together bidders, who sought to buy Preferred Shares, and holders of Preferred Shares, who sought to sell their Preferred Shares.  The terms of the Preferred Shares generally provide that, if an auction fails to establish a market clearing rate (because of an imbalance of sell orders over bids), the distribution payment rate over the next distribution period is set at the “Maximum Rate” and holders will continue to hold their Preferred Shares.  As a result, in a failed auction, holders of Preferred Shares who desire to sell their Preferred Shares are unable to do so.  A failed auction is not a default under the terms of the Preferred Shares.  In the case of a failed auction, the Fund continues to pay distributions, but at the specified Maximum Rate rather than at a market clearing rate.
Consistent with patterns in the broader market for auction rate securities, beginning in the first quarter of 2008, each auction of the Preferred Shares has failed to establish a market clearing rate, the Maximum Rate has been triggered and holders attempting to sell their Preferred Shares through such auctions have been unsuccessful.
The auction markets for auction rate securities like the Preferred Shares are not currently functioning normally, and the Fund believes that such auction markets are unlikely to return to normalcy.  The Fund also believes that no well-established secondary market for auction rate securities exists today.  The Fund is conducting the Offer to provide liquidity to holders of Preferred Shares.
Neither the Fund nor the Fund’s Board makes any recommendation to any Preferred Shareholder as to whether to tender or refrain from tendering any or all of such Shareholder’s Preferred Shares and has not authorized any person to make any such recommendation. Preferred Shareholders are urged to evaluate carefully all information about the Offer, consult their own investment and tax advisors and make their own decisions whether to tender Preferred Shares and, if so, how many Preferred Shares to tender.
13.	Conditions to the Offer
Notwithstanding any other provision of the Offer, it is the announced policy of the Board, which may be changed by the Trustees, that the Fund cannot accept tenders or effect repurchases if: (1) the Fund is unable to issue New Preferred Shares; (2) to the extent necessary, the Fund is not able to sell sufficient portfolio securities to raise cash to purchase Preferred Shares tendered pursuant to the Offer; (3) such transactions, if consummated, would (a) result in delisting of the Fund’s Common Shares from the NYSE; (b) impair the Fund’s status as a regulated investment company under the Code (which would make the Fund subject to federal income tax on all of its net income and gains in addition to the taxation of Preferred Shareholders who receive distributions from the Fund); or (c) result in a failure to comply with the applicable asset coverage requirements in the event any senior securities are issued and outstanding; (4) the amount of Preferred Shares tendered would require liquidation of such a substantial portion of the Fund’s securities that the Fund would not be able to liquidate portfolio securities in an orderly manner in light of the existing market conditions and such liquidation would have an adverse effect on the net asset value of the Common Shares; (5) there shall be instituted, pending or threatened before any governmental entity or court any action, proceeding, application or claim, or any judgment, order or injunction sought, or any other action taken by any person or entity, which (a) restrains, prohibits or materially delays the making or consummation of the Offer; (b) challenges the acquisition by the Fund of Preferred Shares pursuant to the Offer or the Board’s fulfillment of its fiduciary obligations in connection with the Offer; (c) seeks to obtain any material amount of damages in connection with the Offer; or (d) otherwise directly or indirectly adversely affects the Offer or the Fund; (6) there is any (a) suspension of or limitation on prices for trading securities generally on the NYSE or other national securities exchange(s); (b) declaration of a banking moratorium by Federal or state authorities or any suspension of payment by banks in the United States or New York State; (c) limitation affecting the Fund or the issuers of its portfolio securities imposed by federal or state authorities on the extension of credit by lending institutions; (d) commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States; or (e) in the Board’s judgment, other event or condition which would have a material adverse effect on the Fund or the Preferred Shareholders if tendered Preferred Shares was purchased; or (7) the Board determines that effecting any such transaction would constitute a breach of their fiduciary duty owed to the Fund or its Preferred Shareholders.  The Trustees may modify these conditions in light of experience.
In order to facilitate the Offer and any auctions for Preferred Shares that may remain outstanding after the Offer is completed, if you own Preferred Shares through a broker or other Nominee Holder, when your broker or other Nominee Holder tenders your Preferred Shares on your behalf, your broker or other Nominee Holder will be required to provide the Depositary additional contact information for its Auction Department, or whoever at your broker or other Nominee Holder submits auction instructions for the Preferred Shares on its behalf.  If your broker or other Nominee Holder is unable to provide this contact information, the Fund, in its sole discretion, may waive this requirement.
The Fund reserves the right, at any time during the pendency of the Offer, to terminate, extend or amend its Offer in any respect.  If the Fund determines to terminate or amend the Offer or to postpone the acceptance for payment of or payment for Preferred Shares tendered, it will, to the extent necessary, extend the period of time during which the Offer is open as provided in the section “The Offer – Extension of Tender Period; Termination; Amendment” of this Offer to Purchase.  Moreover, in the event any of the foregoing conditions are modified or waived in whole or in part at any time, the Fund will promptly make a public announcement of such waiver and may, depending on the materiality of the modification or waiver, extend the Offer period as provided in the section “The Offer – Extension of Tender Period; Termination; Amendment” of this Offer to Purchase.
The foregoing conditions are for the sole benefit of the Fund and may be asserted by the Fund regardless of the circumstances (including any action or inaction by the Fund) giving rise to any of these conditions, and may be waived by the Fund, in whole or in part, at any time and from time to time, before the payment date, in its sole discretion.  The Fund’s failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of these rights, and each of these rights shall be deemed an ongoing right that may be asserted at any time and from time to time.  Any determination or judgment by the Fund concerning the events described above will be final and binding on all parties.
14.	Plans or Proposals of the Fund; Regulatory Approvals
Except to the extent described herein, the Fund has no present plans or proposals, and is not engaged in any negotiations, that relate to or would result in: any extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Fund; any purchase, sale or transfer of a material amount of assets of the Fund (other than in its ordinary course of business, except as resulting from the Offer, any other tender offer that may be contemplated in the future or otherwise set forth herein); any material changes in the Fund’s present capitalization (except as resulting from the Offer, any other tender offer that may be contemplated in the future or otherwise set forth herein); or any other material changes in the Fund’s structure or business.
Except as described in this Offer to Purchase, the Fund is not aware of any governmental license or regulatory permit that appears to be material to its business that might be adversely affected by its acquisition of Preferred Shares as contemplated by the Offer or, of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the Fund’s acquisition or ownership of Preferred Shares as contemplated by the Offer. Should any such approval or other action be required, the Fund currently contemplates that it will seek approval or other action will be sought.  The Fund cannot predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Preferred Shares tendered in response to the Offer, pending the outcome of any such matters.  There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any approval or other action might not result in adverse consequences to the Fund’s business.  The Fund’s obligation to accept for payment and pay for Preferred Shares under the Offer is subject to various conditions.  See “The Offer – Conditions to the Offer.”
15.	Fees and Expenses
The Fund has retained Deutsche Bank to act as the Information Agent and as the Depositary in connection with the Offer.  The Information Agent may contact holders of Preferred Shares by mail, telephone, telex, email, telegraph and personal interviews and may request brokers and other Nominee Holders to forward materials relating to the Offer to beneficial owners.  The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the federal securities laws.
The Fund will not pay any fees or commissions to any broker, any other Nominee Holder, or any other person (other than the Information Agent and the Depositary) for soliciting tenders of Preferred Shares pursuant to the Offer.  Brokers and other Nominee Holders will, upon request, be reimbursed by the applicable Fund(s) for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.  No such broker or other

Nominee Holder has been authorized to act as the agent of the Fund, the Information Agent, or the Depositary for purposes of the Offer.
16.	Miscellaneous
The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Preferred Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.  However, we may, in our discretion, take such action as we may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Preferred Shares in such jurisdiction.
No person has been authorized to give any information or make any representation on behalf of the Fund not contained in the Offer Documents and, if given or made, such information or representation must not be relied upon as having been authorized.
We have filed with the SEC a Tender Offer Statement on Schedule TO, together with exhibits, pursuant to Rule 13e-4 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer.  The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the SEC in the manner set forth in “The Offer – Certain Information Concerning the Fund” of the Offer to Purchase (except that such information will not be available at the regional offices of the SEC).
Federated Premier Municipal Income Fund
September 18, 2019

Any required documents should be sent to the Depositary at the address set forth below.  If you have questions or need additional copies of the Offer to Purchase or the Letter of Transmittal, you can contact the Information Agent at its address or relevant telephone number set forth below.  You may also contact your broker or other Nominee Holder for assistance concerning the Offer.
The Depositary for the Offer is:
Deutsche Bank Trust Company Americas

Delivery By First Class Mail, By Registered, Certified or Express Mail, By Overnight Courier,
and By Hand Should Be Directed To:

Deutsche Bank Trust Company Americas
Via DB Services Americas, Inc.
MailStop JCK01-0218
5022 Gate Parkway, Suite 200
Jacksonville, FL 32256

The Information Agent for the Offer is:
Deutsche Bank Trust Company Americas

Deutsche Bank Trust Company Americas
Via DB Services Americas, Inc.
MailStop JCK01-0218
5022 Gate Parkway, Suite 200
Jacksonville, FL 32256
Toll Free: (877) 843-9767